Exhibit 99.1

Kohl’s Reports Second Quarter Fiscal 2025 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—August 27, 2025—Kohl’s Corporation (NYSE:KSS) today reported results for the second quarter ended August 2, 2025.

•	Net sales decreased 5.1% and comparable sales decreased 4.2%

•	Gross margin increased 28 basis points

•	Diluted earnings per share (“EPS”) of $1.35 and adjusted diluted EPS of $0.56 (a)

•	Raises full year 2025 financial outlook

Michael Bender, Kohl’s Interim Chief Executive Officer, said “Kohl’s second quarter performance is a testament to the progress we are making against our 2025 initiatives. This resulted in sales performance that came in ahead of our expectations. While it is clear that these initiatives are beginning to resonate with our customers, our team remains focused on delivering progressive improvement throughout the remainder of the year against a challenging economic backdrop.

In addition to our top line progress, we managed the business with great discipline in the quarter. We were able to expand our gross margins, reduce our inventory, and lower our expenses, leading to solid second quarter earnings. I continue to be impressed with our entire team at Kohl’s and am thankful for all their hard work.” Bender continued.

Second Quarter 2025 Results

Comparisons refer to the 13-week period ended August 2, 2025 versus the 13-week period ended August 3, 2024

•	Net sales decreased 5.1% year-over-year, to $3.3 billion, with comparable sales down 4.2%.

•	Gross margin as a percentage of net sales was 39.9%, an increase of 28 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 4.1% year-over-year, to $1.2 billion. As a percentage of total revenue, SG&A expenses were 33.8%, an increase of 32 basis points year-over-year.

•	Gain on legal settlement was $129 million from a credit card interchange fee lawsuit settlement.

•

Operating income was $279 million compared to $166 million in the prior year. As a percentage of total revenue, operating income was 7.9%, an increase of 343 basis points year-over-year. Adjusted operating income was $161 million compared to $166 million in the prior year. As a percentage of total revenue, adjusted operating income was 4.6%. (a)

•

Net income was $153 million, or $1.35 per diluted share, and adjusted net income of $64 million, or $0.56 per adjusted diluted share. This compares to net income of $66 million, or $0.59 per diluted share, in the prior year. (a)

•	Inventory was $3.0 billion, a decrease of 5% year-over-year.

•	Operating cash flow was $598 million compared to $254 million in the prior year.

•	Current portion of long-term debt was reduced by $353 million through repayment of the 4.25% notes due July 2025 at maturity.

•	Borrowings under revolving credit facility were $75 million, a decrease of $335 million year-over-year.

•	Long-term debt increased $347 million through issuance of $360 million of 10.000% senior secured notes due 2030.

Six Months Fiscal Year 2025 Results

Comparisons refer to the 26-week period ended August 2, 2025 versus the 26-week period ended August 3, 2024

•	Net sales decreased 4.6% year-over-year, to $6.4 billion, with comparable sales down 4.0%.

•	Gross margin as a percentage of net sales was 39.9%, an increase of 33 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 4.7% year-over-year, to $2.4 billion. As a percentage of total revenue, SG&A expenses were 34.9%, an increase of 2 basis points year-over-year.

•	Gain on legal settlement was $129 million from a credit card interchange fee lawsuit settlement.

•

Operating income was $339 million compared to $209 million in the prior year. As a percentage of total revenue, operating income was 5.0%, an increase of 207 basis points year-over-year. Adjusted operating income was $221 million compared to $209 million in the prior year. As a percentage of total revenue, adjusted operating income was 3.3%. (a)

•

Net income was $139 million, or $1.23 per diluted share, and adjusted net income of $50 million, or $0.44 per adjusted diluted share. This compares to net income of $39 million, or $0.35 per diluted share, in the prior year. (a)

•	Operating cash flow was $506 million compared to $247 million in the prior year.

•	Current portion of long-term debt was reduced by $353 million through repayment of the 4.25% notes due July 2025 at maturity.

•	Borrowings under revolving credit facility were $75 million, a decrease of $335 million year-over-year.

•	Long-term debt increased $347 million due to issuance of $360 million of 10.000% senior secured notes due 2030.

2025 Financial and Capital Allocation Outlook

For the full year 2025, the Company currently expects the following, excluding the impact of items not representative of our core operating performance:

•	Net sales: A decrease of (5%) to a decrease of (6%)

•	Comparable sales: A decrease of (4%) to a decrease of (5%)

•	Adjusted operating margin: In the range of 2.5% to 2.7% (a)

•	Adjusted diluted EPS: In the range of $0.50 to $0.80 (a)

•	Capital Expenditures: Approximately $400 million

•

Dividend: On August 12, 2025, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.125 per share. The dividend is payable September 24, 2025 to shareholders of record at the close of business on September 10, 2025.

(a)

Non-GAAP financial measures. Please see the “RECONCILIATION OF NON-GAAP FINANCIAL MEASURES” for a reconciliation of operating income to adjusted operating income, net income to adjusted net income, and diluted earnings per share to adjusted diluted earnings per share.

Second Quarter 2025 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on August 27, 2025. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “2025 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K and Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2025, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

This press release contains certain financial measures that are not prepared in accordance with generally accepted accounting principles (GAAP), including adjusted operating income, adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are provided as additional insight into our operational performance and do not purport to be substitutes for, or superior to, operating income, net income, or diluted earnings per share as a measure of operating performance. We believe these adjusted measures are useful, as they are more representative of our core business, enhance comparability across reporting periods and to industry peers, and align with the measures used by management to evaluate the Company’s performance. We caution investors that non-GAAP measures should not be viewed in isolation and should be evaluated in addition to, and not as an alternative for, our results reported in accordance with GAAP. Because companies may use different calculation methods, these measures may not be comparable to other similarly titled measures reported by other companies. A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is included in this release.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Trevor Novotny, (262) 703-1617, trevor.novotny@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in Millions, Except per Share Data)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net sales	$3,347	$3,525	$6,396	$6,703
Other revenue	199	207	383	411

Total revenue	3,546	3,732	6,779	7,114
Cost of merchandise sold	2,011	2,128	3,845	4,051
Gross margin rate	39.9%	39.6%	39.9%	39.6%
Operating expenses:
Selling, general, and administrative	1,199	1,250	2,363	2,478
As a percent of total revenue	33.8%	33.5%	34.9%	34.8%
Depreciation and amortization	175	188	350	376
Impairments, store closing, and other costs	11	—	11	—
(Gain) on legal settlement	(129)	—	(129)	—

Operating income	279	166	339	209
Interest expense, net	78	86	154	169

Income before income taxes	201	80	185	40
Provision for income taxes	48	14	46	1

Net income	$153	$66	$139	$39

Average number of shares:
Basic	112	111	112	111
Diluted	114	112	113	112
Earnings per share:
Basic	$1.37	$0.59	$1.24	$0.35
Diluted	$1.35	$0.59	$1.23	$0.35

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in Millions, Except per Share Data)	Operating Income	Net Income	Diluted Earnings per Share
Three Months Ended August 2, 2025
GAAP	$279	$153	$1.35
Impairments, store closing, and other costs	11	11	0.10
(Gain) on legal settlement	(129)	(129)	(1.14)
Income tax impact of items noted above	—	29	0.25

Adjusted (non-GAAP)	$161	$64	$0.56

Three Months Ended August 3, 2024
GAAP	$166	$66	$0.59
Impairments, store closing, and other costs	—	—	—
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	—	—

Adjusted (non-GAAP)	$166	$66	$0.59

Six Months Ended August 2, 2025
GAAP	$339	$139	$1.23
Impairments, store closing, and other costs	11	11	0.10
(Gain) on legal settlement	(129)	(129)	(1.14)
Income tax impact of items noted above	—	29	0.25

Adjusted (non-GAAP)	$221	$50	$0.44

Six Months Ended August 3, 2024
GAAP	$209	$39	$0.35
Impairments, store closing, and other costs	—	—	—
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	—	—

Adjusted (non-GAAP)	$209	$39	$0.35

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	August 2, 2025	August 3, 2024
Assets
Current assets:
Cash and cash equivalents	$174	$231
Merchandise inventories	2,994	3,151
Other	306	331

Total current assets	3,474	3,713
Property and equipment, net	7,113	7,502
Operating leases	2,363	2,507
Other assets	441	458

Total assets	$13,391	$14,180

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,134	$1,317
Accrued liabilities	1,159	1,185
Borrowings under revolving credit facility	75	410
Current portion of:
Long-term debt	—	353
Finance leases and financing obligations	84	81
Operating leases	96	92

Total current liabilities	2,548	3,438
Long-term debt	1,520	1,173
Finance leases and financing obligations	2,409	2,574
Operating leases	2,672	2,795
Deferred income taxes	54	95
Other long-term liabilities	261	275
Shareholders’ equity:	3,927	3,830

Total liabilities and shareholders’ equity	$13,391	$14,180

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
(Dollars in Millions)	August 2, 2025	August 3, 2024
Operating activities
Net income	$139	$39
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	350	376
Share-based compensation	17	16
Deferred income taxes	28	(15)
Impairments, store closing, and other costs	11	—
Non-cash lease expense	43	44
Other non-cash items	3	11
Changes in operating assets and liabilities:
Merchandise inventories	(48)	(269)
Other current and long-term assets	31	(59)
Accounts payable	93	183
Accrued and other long-term liabilities	(105)	(25)
Operating lease liabilities	(56)	(54)

Net cash provided by operating activities	506	247

Investing activities
Acquisition of property and equipment	(200)	(239)
Proceeds from sale of real estate	21	—
Other	—	2

Net cash used in investing activities	(179)	(237)

Financing activities
Proceeds from issuance of debt, net of discount	357	—
Deferred financing costs	(8)	—
Net (repayments) borrowings under revolving credit facility	(215)	318
Shares withheld for taxes on vested restricted shares	(4)	(9)
Dividends paid	(28)	(111)
Repayment of long-term borrowings	(353)	(113)
Premium paid on redemption of debt	—	(5)
Finance lease and financing obligation payments	(46)	(42)
Proceeds from financing obligations	10	—

Net cash (used in) provided by financing activities	(287)	38

Net increase in cash and cash equivalents	40	48
Cash and cash equivalents at beginning of period	134	183

Cash and cash equivalents at end of period	$174	$231